CULLEN FUNDS TRUST
AMENDMENT TO THE
TRANSFER AGENT SERVICING AGREEMENT

THIS AMENDMENT dated as of  February 2, 2009, to the Transfer Agent Servicing Agreement, dated as of November 30, 2005, as amended (the "Agreement"), is entered into by and between CULLEN FUNDS TRUST, a Delaware statutory trust (the "Trust") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into an Agreement; and

WHEREAS, the Trust intends to create additional Fund classes; and

WHEREAS, Section 12 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

CULLEN FUNDS TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Jeff Battaglia	By: /s/ Michael R. McVoy

Printed Name: Jeff Battaglia	Printed Name: Michael R. McVoy

Title: CFO	Title: Executive Vice President

Exhibit A
to the
Transfer Agent Servicing Agreement

Fund Names

Separate Series of Cullen Funds Trust

Name of Series	Date Added
Cullen High Dividend Equity Fund	08/01/03
Cullen High Dividend Equity Fund C	10/05/04
Cullen High Dividend Equity Fund I	10/05/04
Cullen High Dividend Equity Fund R 1	03/01/09
Cullen High Dividend Equity Fund R 2	03/01/09
Cullen International High Dividend Fund	12/01/05
Cullen International High Dividend Fund C	12/01/05
Cullen International High Dividend Fund I	12/01/05
Cullen International High Dividend Fund R 1	03/01/09
Cullen International High Dividend Fund R 2	03/01/09